Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-197732 and No. 333-219664 of Advanced Drainage Systems, Inc. on Form S-8 of our report dated April 25, 2019 (July 24, 2019 as to the accounting for goodwill disclosed in Note 1) related to the consolidated financial statements of Infiltrator Water Technologies Ultimate Holdings, Inc. and subsidiaries as of December 28, 2018 and December 29, 2017 and for the years ended December 28, 2018, December 29, 2017, and December 30, 2016, appearing in this Current Report on Form 8-K of Advanced Drainage Systems, Inc.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

August 1, 2019